UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 9, 2015 (July 2, 2015)

Humana Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

1-5975	61-0647538
(Commission File Number)	(IRS Employer Identification No.)

500 West Main Street, Louisville, KY	40202
(Address of Principal Executive Offices)	(Zip Code)

502-580-1000

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(e)	Compensatory Arrangements for Certain Officers.

On July 2, 2015, Humana Inc. (the “Company”) entered into an amendment (the “Amendment”) to the Company’s Amended and Restated Employment Agreement with Bruce D. Broussard (the “Employment Agreement”), the Company’s President and Chief Executive Officer, effective as of July 2, 2015.

The parties entered into the Amendment in order to address a mutual mistake in the drafting of the Employment Agreement relating to the vesting of Mr. Broussard’s outstanding equity awards that resulted in the applicable provisions not reflecting the parties’ understanding and agreement, and to make certain other changes. The Amendment clarifies the treatment of Mr. Broussard’s equity awards under certain termination scenarios.

The treatment of outstanding equity awards, which is now reflected in the Amendment, provides that, notwithstanding any contrary provision in an applicable award agreement or plan under which the award is granted, in the event that Mr. Broussard’s employment is terminated within 24 months following a Change in Control (as defined in the Employment Agreement), by the Company without Cause (as defined in the Employment Agreement) or by Mr. Broussard for Good Reason (as defined in the Employment Agreement), or by the Company without Cause under certain circumstances prior to a Change in Control:

(i)	all time-based equity awards other than stock options will become vested and all restrictions thereon will lapse as of the Termination Date (as defined in the Employment Agreement);

(ii)	all time-based stock options will become vested and exercisable as of the Termination Date;

(iii)	all performance-based stock options will become vested and exercisable as of the Termination Date as if the target performance level had been attained;

(iv)	all vested stock options will remain outstanding and exercisable until the earlier of the second anniversary of the Termination Date and the term of the stock option; and

(v)	all of the shares subject to outstanding performance-based equity awards other than stock options will remain outstanding and the vesting (which will not be prorated) will be determined based on (a) actual level of performance attained for any performance period that ends prior to a Change in Control, or (b) in the case of any performance period that ends after a Change in Control, the target level of performance.

The Amendment also provides that if Mr. Broussard’s employment is terminated by the Company without Cause or by Mr. Broussard for Good Reason in circumstances not related to a Change in Control, that a pro-rated portion of all performance-based equity awards other than stock options will remain outstanding and the vesting will be determined based on (a) actual level of performance attained, or (b) in the case of any performance period that ends after a Change in Control, the target level of performance. All other equity vesting provisions in the Employment Agreement remain the same.

In addition to the changes to the equity vesting, the Amendment also provides that, if Mr. Broussard’s employment is terminated by the Company without Cause or by Mr. Broussard for Good Reason, his pro-rata annual cash incentive for the calendar year in which the Termination Date occurs will be based on target level if the calendar year during which the Termination Date occurs ends after a Change in Control. The pro-rata annual cash incentive will continue to be paid based on actual performance if the calendar year during which the Termination Date occurs ends before a Change in Control.

The Employment Agreement otherwise remains in full force and effect and all other terms will not be modified in any respect. The foregoing description of the Amendment does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Amendment, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits:

Exhibit No.	Description

10.1	Amendment to the Amended and Restated Employment Agreement between Humana Inc. and Bruce D. Broussard, dated July 2, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

HUMANA INC.

BY:	/s/ Cynthia H. Zipperle
	Name:	Cynthia H. Zipperle
	Title:	Vice President, Chief Accounting Officer and Controller

Dated: July 9, 2015

INDEX TO EXHIBITS

Exhibit No.	Description

10.1	Amendment to the Amended and Restated Employment Agreement between Humana Inc. and Bruce D. Broussard, dated July 2, 2015

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